Exhibit 16.1

November 3, 2010

Securities and Exchange Commission
100 F Street, NE
Washington D.C. 20549

RE: CHINA LONGYI GROUP INTERNATIONAL HOLDINGS LIMITED (the “Company”)

Ladies and Gentlemen:

We have read the statements made by the Company under Item 4.01 of the current report on Form 8-K filed with the Securities and Exchange Commission on November 3, 2010 regarding the recent change of auditors. We agree with the statements contained therein concerning our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/Bernstein & Pinchuk LLP